Exhibit 10.01

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, iHeartMedia, Inc. (formerly known as CC Media Holdings, Inc.) (“Company”) and Stephen J. Macri (“Employee”) entered into an Employment Agreement effective October 7, 2013 and amended July 3, 2017 (“Agreement”);

WHEREAS, the parties desire to amend the above-referenced Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this Second Amendment to Employment Agreement (“Second Amendment”).

1. This Second Amendment is effective upon complete execution by the parties.

2. Section 1 (Term of Employment) of the Agreement is deleted in its entirety and replaced as follows:

This Agreement commences October 7, 2013 (“Effective Date”), and ends on March 31, 2019 (the “Employment Period”).

3. Section 9(e)(i) (Compensation Upon Termination) of the Agreement is deleted in its entirety and replaced as follows:

(i)	Termination By Company Without Cause/ Termination By Employee for Good Cause/Expiration of the Employment Period: If Company terminates employment without Cause and not by reason of death or disability, if Employee terminates for Good Cause, or upon expiration of the Employment Period, Company will pay the accrued and unpaid Base Salary through the termination date and any payments required under applicable employee benefit plans. In addition, if Employee signs a Severance Agreement and General Release of claims in a form customary and satisfactory to Company, Company will pay Employee, in accordance with ordinary payroll practices and deductions, One Million Four Hundred Thousand Dollars ($1,400,000.00) which represents the sum of Employee’s current Base Salary and Employee’s current Target Annual Bonus, to be paid out over a period of twelve (12) months (the “Severance Payments” or “Severance Pay Period”). Further, Employee will receive a pro-rata portion of the 2019 Annual Bonus (“Pro-Rata Bonus”), calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year. Employee is eligible only if a bonus would have been earned by the end of the calendar year. Calculation and payment of the bonus, if any, will be pursuant to the plan in effect during the termination year. In the event Employee’s employment continues for any period of time following the end of the Employment Period, the parties acknowledge and agree that unless and until agreed to in a new executed agreement, (a) such employment or continuation thereof is “at-will” and may be terminated at any time by either party; and (b) upon termination for any reason Employee shall be entitled to his accrued and unpaid Base Salary through the termination date and any payments required under applicable employee benefit plans.

4. This Second Amendment represents the complete and total understanding of the parties with respect to the content thereof, and cannot be modified or altered except if done so in writing, and executed by all parties. All other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment on the date written below and upon full execution by all parties, this Agreement shall be effective as set forth in Section 1 above.

EMPLOYEE:

/s/ Steven J. Macri	Date: February 27, 2018
Steven J. Macri

COMPANY:

/s/ Rich Bressler	Date: February 27, 2018
Rich Bressler
President, Chief Operating Officer and
Chief Financial Officer of iHeartMedia, Inc.

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